Exhibit 10.6
TRW Automotive Inc.
John C. Plant 2009 Supplemental Retirement Plan

i

ARTICLE I
INTRODUCTION
The TRW Automotive Inc. Executive Supplemental Retirement Plan (the “Prior Plan”) was initially adopted effective as of February 28, 2003. The Prior Plan was established and maintained by TRW Automotive Inc. a Delaware corporation (the “Employer”), in order to provide retirement benefits for its President and Chief Executive Officer, John C. Plant (the “Participant”), in accordance with the terms of the Employment Agreement (as hereinafter defined).
The Prior Plan was intended to provide a level of retirement benefits essentially equal to the benefit that the Participant would have received had he spent his entire career with the Employer and TRW in the United States and had accrued retirement benefits under the United States qualified pension plan (without regard to the limitations on pensionable compensation and benefit amounts under that plan), but taking into account accrued and vested pension benefits otherwise due him under the United Kingdom pension scheme maintained by TRW Limited. The Prior Plan was intended to be a non-qualified “top hat” plan for purposes of the Employee Retirement Security Act of 1974, as amended (“ERISA”). The Participant and the Employer have agreed that the Prior Plan shall be terminated as of January 1, 2009 and the Employer will contribute to the Employee Trust (as defined below) a lump sum payment of $19,436,710 on January 2, 2009 in full satisfaction of the Participant’s rights under the Prior Plan and in accordance with the transition relief rules promulgated by the Treasury Department under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
This John C. Plant 2009 Supplemental Retirement Plan (the “Plan”) is effective as of January 1, 2009 and is intended to provide the Participant with additional retirement benefit accruals commencing January 1, 2009, subject to the vesting terms set forth herein. This Plan is intended to be a non-qualified “top hat” plan for purposes of ERISA and is intended to comply with Section 409A of the Code. In the event that the Participant terminates Employment prior to January 1, 2009, this Plan shall be void ab initio, and the Participant’s rights to benefits shall be determined by reference to the Prior Plan as in effect immediately prior to the adoption of this Plan (with such modifications to payment terms as required to avoid subjecting the Participant to additional taxation under Section 409A of the Code).

ARTICLE II
DEFINITIONS
2.01	As used herein, the terms set forth below shall have the meanings indicated:
(a)	Accrued Benefit means the lump sum that is Actuarially Equivalent to (i) the annual life annuity defined by the formula set forth under (1), (2) and (3) below, adjusted by (ii) the lump sum amounts described under (4) through (8) below:
(1)	1.5% of Earnings, multiplied by years and months of Pensionable Employment prior to January 1, 2013; less

(2)	0.4% of Covered Compensation at the Participant’s date of termination, multiplied by years and months of Pensionable Employment prior to January 1, 2013; plus

(3)	1.33% of Earnings, multiplied by years and months of Pensionable Employment after December 31, 2012; plus

(4)	The OASDI/Medicare payroll and related taxes gross-up amount, as described in Section 6.02; less

(5)	The aggregate amount paid to the Participant (or returned to the Employer) from the Employee Trust on the Employee Trust Payment Date (exclusive of any tax adjustment payments pursuant to the Employment Agreement); less

(6)	$18,326,074; less

(7)	the lump sum Actuarial Equivalent of any incremental benefit accruals to the Participant under the UK Scheme after December 31, 2008; less

(8)	in the event the Participant continues to earn an Accrued Benefit beyond the Normal Vesting Date, the portion of the Accrued Benefit paid to the Participant on the Normal Vesting Date.
An example of how the Accrued Benefit is calculated is illustrated in Exhibit A hereto.

(b)	Actuarially Equivalent (or Actuarial Equivalent) means having the same actuarial present value as determined under the following assumptions:
          Mortality: Rates as described in IRS Revenue Ruling 2007-67 (as such rates may be updated from time to time).

Interest: 30-year Treasury rate as published for November 2008 (4.0%).
(c)	Beneficiary means the Participant’s Spouse or, if the Participant has no Spouse, the Participant’s estate.

(d)	Board means the Board of Directors of the Employer.

(e)	Cause shall have the meaning assigned to such term under the Employment Agreement.

(f)	Code means the Internal Revenue Code of 1986 as amended.

(g)	Covered Compensation shall have the same meaning as that contained in the TRW Automotive Inc. Salaried Pension Plan.

(h)	Disability shall have the meaning assigned to such term under the Employment Agreement.

(i)	Earnings means the sum of (a) the Base Salary received in the twelve (12) month period preceding the Participant’s termination of Employment, but not less than $1,350,000, and (b) the average of the Annual Bonuses earned with respect to the four (4) completed fiscal years among the eight (8) completed fiscal years immediately preceding the Participant’s termination of Employment that produces the highest such average, but not less than $650,000. For purposes of this Plan, the terms “Base Salary,” “Annual Bonuses” and “Employment Term” will have the meanings assigned to them in the Employment Agreement.

(j)	Employee Trust means a funded “secular” trust created for the benefit of the Participant, pursuant to which the Participant shall be entitled to receive the amounts contributed to such trust together with earnings (positive or negative) thereon on December 31, 2010 (or on such earlier dates as set forth under the Employment Agreement and trust agreement, subject to the vesting terms set forth thereunder).

(k)	Employee Trust Payment Date means the date upon which all amounts held in the Employee Trust shall be (i) paid to the Participant (to the extent such amounts become vested) or (ii) returned to the Employer (to the extent such amounts are forfeited by the Participant), in each case, pursuant to the terms of the Employment Agreement and the Employee Trust.

(l)	Employer means TRW Automotive Inc., a Delaware Corporation, and its affiliates.

(m)	Employment means the Participant’s employment with the Employer, which shall be deemed to terminate as of the date on which the Participant has a “separation from service” with the Employer within the meaning of Section 409A of the Code.

(n)	Employment Agreement means the employment agreement dated February 6, 2003, by and between TRW Automotive Acquisition Corp. and TRW Limited and the Participant, as may be amended from time to time.

(o)	Good Reason shall have the meaning assigned to such term under the Employment Agreement.

(p)	Normal Vesting Date means December 31, 2010.

(q)	Participant means John C. Plant.

(r)	Pensionable Employment means Participant’s global service with the Employer.

(s)	Plan means this John C. Plant 2009 Supplemental Retirement Plan, including any amendments thereto, as set forth in this document.

(t)	Retention Incentive Credit means a lump sum payment of $3,700,000 which shall accrue at a rate of $77,083.33 per month from January 2009 through December 2012.

(u)	Retention Vesting Date means December 31, 2012.

(v)	Spouse means the person to whom the Participant is married as of the date of his death.

(w)	Supplemental Retirement Benefit shall mean an amount equal to the excess of (i) the lump sum Actuarial Equivalent of the amount which the Participant would have earned as the Accrued Benefit and Retention Incentive Credit if the Participant had remained employed with the Employer for an additional two years following the date of his actual termination of Employment (treating such amount as fully vested for purposes of Article III of the Plan), over (ii) the lump sum Actuarial Equivalent amount of the Participant’s Accrued Benefit and Retention Incentive Credit as of the date of his termination of Employment.

(x)	TRW means TRW Inc. and any predecessor company, and any company which was in the same controlled group as TRW (as defined in Code section 1563(a) determined without regard to sections 1563(a)(4) or 1563 (e)(3)(C)).

(y)	UK Scheme means the TRW Pension Scheme established by a trust deed dated June 30, 1928, as amended, and its successors.

(z)	Window Period shall have the meaning assigned to such term under the Employment Agreement.

ARTICLE III
VESTING OF BENEFITS
3.01	Vesting of Accrued Benefits
(a)	Generally The Participant’s rights to any Accrued Benefits under the Plan shall become 100% vested on the Normal Vesting Date, subject to the Participant’s continued Employment through such date.

(b)	Voluntary Termination of Employment or Termination for Cause In the event that the Participant voluntarily terminates Employment (other than for Good Reason or during a Window Period) or the Participant is terminated by the Employer for Cause, in each case, prior to the Normal Vesting Date, the Participant shall forfeit all Accrued Benefits under the Plan without the payment of any consideration by the Employer in respect thereof.

(c)	Termination due to Death or Disability In the event that the Participant terminates Employment due to the Participant’s death or Disability prior to the Normal Vesting Date, the Participant shall be fully vested in the Accrued Benefits earned through the date of the Participant’s termination of Employment due to death or Disability.

(d)	Termination without Cause; for Good Reason; or During a Window Period In the event that the Participant’s Employment is terminated (i) by the Employer without Cause, (ii) by the Participant for Good Reason or (iii) by the Participant during a Window Period, in each case, prior to the Normal Vesting Date, then (A) the Participant shall be fully vested in the Accrued Benefits earned through the date of such termination of Employment and (B) the Participant shall be entitled to receive the Supplemental Retirement Benefit subject to the terms set forth under Articles IV and V.
3.02	Vesting of Retention Incentive Credit
(a)	Generally The Participant’s rights to any Retention Incentive Credit under the Plan shall become 100% vested on the Retention Vesting Date, subject to the Participant’s continued Employment through such date.

(b)	Voluntary Termination of Employment or Termination for Cause In the event that the Participant voluntarily terminates Employment (other than for Good Reason or during a Window Period) or the Participant is terminated by the Employer for Cause, in each case, prior to the Retention Vesting Date, the Participant shall forfeit his entire Retention Incentive Credit under the Plan without the payment of any consideration by the Employer in respect thereof.

(c)	Termination due to Death or Disability In the event that the Participant terminates Employment due to the Participant’s death or Disability prior to the Retention Vesting Date, the Participant shall be fully vested in the portion of the Retention Incentive Credit earned through the date of the Participant’s termination of Employment due to death or Disability.

(d)	Termination without Cause; for Good Reason; or During a Window Period In the event that the Participant’s Employment is terminated (i) by the Employer without Cause, (ii) by the Participant for Good Reason or (iii) by the Participant during a Window Period, in each case, prior to the Retention Vesting Date, then (A) the Participant shall be fully vested in the portion of the Retention Incentive Credit earned through the date of such termination of Employment and (B) the Participant shall be entitled to receive the Supplemental Retirement Benefit subject to the terms set forth under Articles IV and V.

ARTICLE IV
AMOUNT OF BENEFITS
4.01	Accrued Benefits

Following any termination of the Participant’s Employment, the Participant shall be entitled to receive the Accrued Benefits and the Retention Incentive Credit earned through the date of his termination of Employment, to the extent then vested pursuant to Article III hereof, payable at the time set forth under Section 5.01.
4.02	Supplemental Retirement Benefit

Following a termination of the Participant’s Employment (i) by the Employer without Cause, (ii) by the Participant for Good Reason or (iii) by the Participant during a Window Period, the Participant shall be entitled to receive the Supplemental Retirement Benefit, payable at the time set forth under Section 5.02.

ARTICLE V
MANNER OF PAYMENT OF BENEFITS
5.01	Time and Form of Payment of Accrued Benefit and Retention Incentive Credit

The Participant’s Accrued Benefit and Retention Incentive Credit under the Plan (other than any amounts payable under Section 6.02) shall be paid (to the extent vested) to the Participant (or to the Participant’s Beneficiary following the date of the Participant’s death) in the form of lump sum payment on the earlier of (i) the first day of the seventh month following the Participant’s termination of Employment or (ii) a date that is within 90 days following the date of the Participant’s death; provided, however, that in the event the Participant has not terminated Employment prior to the Normal Vesting Date, the Accrued Benefit earned through the Normal Vesting Date shall be paid to the Participant in a lump sum on such date. No other timing or form of payment will be permitted. An example of how the lump sum payments are calculated is illustrated in Exhibit A hereto.

5.02	Time and Form of Payment for Supplemental Retirement Benefit

In the event the Participant is entitled to receive a Supplemental Retirement Benefit pursuant to Section 4.02, such Supplemental Retirement Benefit shall be paid to the Participant in equal monthly installments over the period commencing on the first day of the seventh month following the Participant’s termination of Employment and ending on the second anniversary of the date of the Participant’s termination of Employment; provided, however, that the Participant’s right to receive such payments shall be subject to the Participant’s continued compliance with the provisions of Section 8 and 9 of the Employment Agreement (except for insignificant breaches of Section 9 of the Employment Agreement as reasonably determined by the Employer).

ARTICLE VI
MISCELLANEOUS PROVISIONS
6.01	Income Tax Withholding

The Employer or its agent shall deduct from all distributions under the Plan the amount of federal and state income taxes it is required to withhold.

6.02	OASDI/Medicare Payroll Taxes Gross-Up

The value of benefits accrued under the Plan are expected to be wages for purposes of the OASDI (old-age, survivors and disability insurance) and Medicare payroll taxes. Whenever such OASDI and Medicare payroll taxes become due, but subject to Treas. Reg. § 1.409A-3(j)(4)(vi), the Employer shall pay the Participant’s share of the OASDI and Medicare portion of such payroll taxes, plus an amount, which when added to such payroll taxes paid, shall result in the Participant having no-after tax cost for the Employer’s payment of such payroll taxes. The payments required by this section shall be considered part of the Participant’s Accrued Benefit. In calculating such payments, the Employer shall make a reasonable good faith estimate of the sum of the Participant’s top marginal federal, after-tax state and local tax brackets, as well as the impact of any resulting foreign taxes or credits, or any excise taxes, in all cases taking into account Participant’s individual circumstances. The Employer shall retain an independent certified public accountant at the Employer’s cost, whose selection shall be approved by the Participant, to calculate the sum of the Participant’s top marginal federal, after-tax state and local tax brackets, as well as the impact of any resulting foreign taxes or credits, or any excise taxes, in all cases taking into account Participant’s individual circumstances.

6.03	Funding
(a)	The Employer shall contribute cash to pay benefits under the Plan through an irrevocable grantor trust; provided, however, that no such contributions shall be made at any time when such contributions would subject the Participant to additional taxation pursuant to Section 409A(b)(3) of the Code. The trust assets are to be used exclusively to pay benefits under the Plan. However, in the event the Employer becomes insolvent or seeks protection under the bankruptcy laws, the trust assets must be paid over to the Employer as provided in the trust agreement and will be subject to the claims of the Employer’s general creditors. Neither the Participant nor his beneficiary shall have any right, title or interest in or to any investments which the Employer may make to aid it in meeting its obligations hereunder. To the extent that any person acquires a right to receive benefits from the Employer under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Employer.

(b)	The terms of the Employer’s trust contribution obligation shall be governed by the terms of the trust, a copy of which is attached hereto and is incorporated herein by reference.
6.04	ERISA Status

The Plan is an unfunded promise to pay deferred compensation. It is not intended to comply with the rules for qualified plans in section 401(a) of the Internal Revenue Code. The Plan is designed to be exempt from the rules for employee benefit plans in Title I (except Parts One and Five) of the Employee Retirement Income Security Act of 1974 (ERISA). Participation in the Plan is limited to a single highly compensated management employee who qualifies as such under Title I of ERISA.

6.05	Assignment

Except to the extent required by law, neither the Participant nor any other person shall have the right to assign, pledge, mortgage, transfer or otherwise encumber benefits under the Plan in advance of actual receipt thereof.

6.06	Employment Rights

The Plan is not an employment contract and it creates no right to continue Employment for any length of time.

6.07	Administration

The Board administers the Plan and has the sole discretionary authority to do all things necessary to administer the Plan, including construing its language and determining eligibility for benefits. The Board has the sole discretionary authority to equitably adjust the Participant’s rights under the Plan or the amount of the Participant’s benefit. The Board may adopt any rules necessary to administer the Plan which are not inconsistent with its terms. The Board may delegate its authority to administer the Plan. Notwithstanding anything to the contrary herein, any action taken by the Board under this Section 6.07 must be consistent with, and shall in no way contravene, the provisions of Section 5(c) of the Employment Agreement and the Participant’s rights thereunder.

6.08	Incompetent Persons

If the Board finds that any person entitled to a benefit under the Plan is unable to manage his or her affairs because of legal incompetence, the Board, in its discretion, may pay the benefit due such person to an individual deemed by the Board to be responsible for the maintenance of such person. Any such payment constitutes a complete discharge of the Employer’s liability under the Plan.

6.09	Amendment/Termination of the Plan

This Plan represents the entire agreement between Employer and Participant. The Employer through action of the Board may amend or terminate the Plan by a written instrument, provided such amendment or termination is consistent with, and in no way contravenes, the provisions of Section 5(c) of the Employment Agreement and the Participant’s rights thereunder. An amendment (including an amendment to terminate the Plan) to the Plan cannot reduce or eliminate the Participant’s Accrued Benefit as of the later of the effective date or execution date of such amendment. No amendment (including an amendment to terminate the Plan) may be executed or made effective on or after the date of a Change of Control (as defined in the Employment Agreement) without the Participant’s written consent.

6.10	Successors

The Plan is binding on the beneficiaries, executor and administrator of the Participant, and upon the successors (by sale, merger consolidation or otherwise) of the Employer.

6.11	Governing Law

The validity and construction of the Plan is governed by the laws of the State of New York without giving effect to the principles of conflicts of law. Further, notwithstanding anything to the contrary herein, the Plan shall be construed in accordance with the terms of Section 409A of the Code, wherever and to the extent applicable.

6.12	Construction

The following principles apply to the construction of the Plan.
(a)	Interpretation of Plan The Board or its delegate has the sole discretionary authority to construe the language of the Plan and to resolve all questions concerning eligibility for benefits, plan administration and interpretation of the plan document.

(b)	Invalidity of Any Provision In the event any provision of the Plan is declared to be invalid, in whole or in part, such provision is null and void. The remaining provisions of the Plan are unaffected and remain in full force and effect. However, the Board, in its discretion may construe the provision in such a manner that it is valid in the jurisdiction where it is declared to be invalid.

(c)	Enforceability of Any Provision A provision of the Plan which is invalid in any jurisdiction remains in effect and is enforceable in all jurisdictions in which the provision is valid.

6.13	Claims Procedure

The claims procedure set forth in this paragraph is the exclusive method of resolving disputes that arise under the Plan.
(a)	Written Claim The claim must be in writing. All claims must be submitted to the Board within 12 months of the date on which the claimant contends he or she first had a right to receive a benefit under the Plan.

(b)	Denial of Claim Where the Board denies a claim, in whole or in part, it must furnish the claimant with a written notice of the denial setting forth the following information, in a manner calculated to be understood by the claimant.
(1)	A statement of the specific reasons for the denial of the claim.

(2)	References to the specific provisions of the Plan on which the denial is based.

(3)	A description of any additional material or information necessary to perfect the claim with an explanation of why such material or information is necessary.

(4)	An explanation of the claims review procedure with a statement that the claimant must request review of the decision denying the claim within 90 days following the date on which such notice was received by the claimant.
The written notice of denial must be mailed to the claimant within 90 days following the date on which the claim was received by the Board. If special circumstances require an extension of time for processing a claim, the written notice may be mailed to the claimant not more than 180 days following the date on which the claim was received by the Board. Within the initial 90-day period, the claimant must be notified in writing of the extension, of the special circumstances requiring the extension and of the date by which the claimant will be furnished with written notice of the decision concerning the claim.

(c)	Review of Denial The claimant may request review of the denial of a claim. A request for review must be mailed to the Board within 90 days of the date on which the written notice of denial is received by the claimant and must set forth the following information.
(1)	The date on which the notice of denial of the claim was received by the claimant.

(2)	The specific portions of the denial of the claim that the claimant disputes.

(3)	A statement by the claimant setting forth the basis upon which the claimant believes the Board should reverse the denial of the claim for benefits under the Plan.

(4)	Written material (included as exhibits) that the claimant desires the Board to examine.
(d)	Decision on Review The Board must afford the claimant an opportunity to review documents pertinent to the claim and must conduct a full and fair review of the claim and its denial. The Board’s decision on review must be furnished to the claimant in writing in a manner calculated to be understood by the claimant, and it must include a statement of the reasons for the decision with references to the specific provisions of the Plan upon which the decision is based. The decision on review must be mailed to the claimant within 90 days following the date on which the request for review is received by the Board. If special circumstances require an extension of time to consider a request for review, the Board’s written review of the claim may be mailed to the claimant not more than 180 days after the Board received the request for review. Within the initial 90-day period, the Board must notify the claimant in writing of the extension, of the special circumstances requiring the extension and of the date by which the claimant will be furnished with written notice of the decision reviewing the claim.

(e)	Transmission of Documents All written documents required by these claim procedures must be sent by first-class certified mail (return receipt requested) through the United States Postal Service. The date on which any document is mailed is determined by the postmark affixed to the document by the United States Postal Service. The date on which any document is received is determined by the date on the signed receipt for certified mail. Notices to the Participant must be mailed to the Participant’s last known address. Notices to the Board must be mailed to:
TRW Automotive Inc.
12001 Tech Center Drive
Livonia, Michigan 48150
Attention: General Counsel

EXECUTION
WHEREFORE, the Employer and Participant have executed this Plan on the 18th day of December, 2008.

TRW AUTOMOTIVE INC.

	By	/s/ Neil E. Marchuk Neil E. Marchuk

	Its	Executive Vice President, Human Resources

PARTICIPANT

/s/ John C. Plant John C. Plant

ATTEST: /s/ Sheri Roberts Sheri Roberts

Exhibit A
The following example is hypothetical and intended to illustrate Plan arithmetic. Actual benefits and lump sums under the Plan will depend on the timing and circumstances of Mr. Plant’s retirement, and on his compensation history at that date. The illustration is based on the assumption that Mr. Plant’s Base Salary will increase at a rate approximating 4% per year, and that the Annual Bonus earned in a given year will vary by 150%, 200% or 250% of Base Salary as indicated below.

a	Normal Retirement age under Plan Provisions			57 1/2
b	Actual age of retirement			59
	Calculate accrued annual gross Plan benefit at age 59
	Base Salary in prior year		$1,966,000
	Annual Bonus in prior year	200%	$3,932,000
	Annual Bonus in second prior year	150%	$2,835,000
	Annual Bonus in third prior year	200%	$3,634,000
	Annual Bonus in fourth prior year	250%	$4,367,500
	Annual Bonus in fifth prior year	Actual	$3,904,000
	Annual Bonus in sixth prior year	Actual	$3,610,800
	Annual Bonus in seventh prior year	Actual	$3,658,000
	Annual Bonus in eighth prior year	Actual	$3,115,830
	Earnings to apply in gross benefit formula			$5,931,375
	Years of Pensionable Employment at age 59			35
c	Annual gross Plan benefit, payable for life commencing at 59			$3,102,600
d	Present Value at 1/01/2013, of $1 per year payable for life commencing on this date*			15.1127
e	Lump sum value at 1/1/2013 = d x c			$46,888,508
f	Lump sum adjusted for Medicare gross-up ( 2.6%)			$48,107,609
g	Aggregate amount paid from the Employee Trust on the Employee Trust Payment Date **			$(19,670,650)
h	Amount Specified in 2.01 (a) (6)			$(18,326,074)
i	Accrued Benefit Paid on the Normal Vesting Date***			—
j	Accrued Benefit****			$10,110,885

*	Under the terms of the Plan, the factor that will be used in converting the formula benefit to an actuarially equivalent lump sum will be based on a 4.0% interest rate and on mortality rates prescribed by the IRS for use in determining minimum lump sums in the year in which the distribution occurs. The factor used in the illustration above are based on the mortality rates published for use in 2013.

**	Assumes investment earnings of .6% (net of applicable taxes) on initial trust deposit of $19,436,710.

***	Assume zero for purposes of this illustration

****	The Retention Incentive Credit has been excluded for purposes of this illustration